Exhibit 99.1

Kentucky American Water Receives Approval for New
Rates from Kentucky Public Service Commission

Supports $330 Million in System Investments

Lexington, Ky., (November 12, 2024) – The Kentucky Public Service Commission (PSC) has issued an order approving adjusted water rates for Kentucky American Water following the company’s June 2023 request for a rate adjustment and a previous PSC order in the case issued on May 3, 2024. The request was driven by $330 million in completed or planned water system investments made since the PSC last adjusted the company’s base rates for water service in 2019. These improvements include replacement of aging pipe, water treatment plant upgrades and system resiliency projects that will help Kentucky American Water continue the provision of clean, safe and reliable service for customers.

The rate order for the June 2023 rate case approves an overall increase in water rates of approximately $17.3 million.

“Kentucky American Water is committed to making the needed infrastructure improvements across our service areas so we can continue to provide the high level of safety, service, and reliability that our customers expect and deserve,” said Kathryn Nash, president, Kentucky American Water. “In addition, we will continue to remain focused on opportunities for greater efficiencies to help maintain affordable rates for customers.”

An interim adjustment in rates, based on those the company proposed in its June 2023 filing, became effective on February 6, 2024. The PSC adjusted the interim rates in its May 2024 order. Because the May decision represented a reduction in the interim rates implemented in February 2024, the company issued to customers credits for the difference, including interest, using the Federal Reserve’s “bank prime loan” rate.

The PSC then issued on Nov. 6 a subsequent order resulting in additional rate adjustment.

Kentucky American Water reminds customers facing circumstances that are stretching their financial resources about its bill paying assistance programs that include payment plans, budget billing and, for income-eligible customers, the company’s H2O Help to Others customer assistance program. More information can be found by clicking the Customer Assistance Program link under Customer Service & Billing on the company’s website. For tips on how to reduce your water bill by conserving water, visit the Wise Water Use page on website at https://www.amwater.com/kyaw/Water-Wastewater-Information/wise-water-use.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Kentucky American Water
Kentucky American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 560,000 people.

AWK-IR

Media Contact:
Susan Lancho
Senior Manager, External and Government Affairs
859-268-6332
Susan.lancho@amwater.com

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